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EXHIBIT 3.4
CERTIFICATE OF AMENDMENT

TO THE ARTICLES OF INCORPORATION

OF

SILVER BEAVER MINING COMPANY, INC.

     The Undersigned, constituting the President and Secretary of Silver Beaver Mining Company, Inc., hereby certifies that pursuant to the provisions of NRS 78.385 the following action was taken:

     1. That the Board of Directors of said corporation by unanimous consent dated June 3, 1999, adopted a resolution to amend Article VI of the Articles of Incorporation to read as follows:

     "The corporation shall be governed by a Board of Directors and shall have not less than one (1) nor more than seven (7) directors as determined, from time to time, by the Board of Directors."

     2. The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation was 3,250,220; that the said change(s) and amendment has been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

     Dated this 14th day of October 1999.

                                   /s/ Angela Ross, President and Secretary

State of Utah          )
                       )  ss
County of Salt Lake    )

     On the 14th day of October 1999, personally appeared before me, a Notary Public, Angela Ross, who executed the foregoing Certificate of Amendment to the Articles of Incorporation of Silver Beaver Mining Company, Inc.

     /s/ Notary Public